Exhibit 5.1

Mark E. Crone Managing Partner mcrone@cronelawgroup.com

February 14, 2025

Idaho Copper Corporation

800 W. Main Street, Suite 1460

Boise, ID 83712

Re:	Idaho Copper Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as securities counsel to Idaho Copper Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (“SEC”) of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offer and resale from time to time of up to an aggregate of 94,126,642 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), to be offered pursuant to the prospectus which is part of the Registration Statement (the “Prospectus”) by the selling stockholders named in the Prospectus (the “Selling Stockholders”). The shares consist of (i) up to 9,283,333 shares of Common Stock issuable upon the conversion of 185.66 shares of Series A Convertible Non-Voting Preferred Stock, $0.001 par value per share (the “Newbridge Private Placement Shares”) sold in the a private placement offering where Newbridge Securities Corporation acted as the sole placement agent (the “Newbridge Private Placement Offering”), (ii) 813,333 shares of Common Stock issued to the placement agent of the Newbridge Private Placement Offering (the “Placement Agent Shares”), (iii) 66,794,143 shares of Common Stock issued pursuant to the January 23, 2023 share exchange with former shareholders (the “Exchange Shares”), (iv) 418,333 shares of Common Stock issued in consideration of consulting fees to various consultants (the “Consultant Shares”); (v) 4,333,333 shares of Common Stock sold in December 2022 (the “Private Placement Shares” and collectively with the Newbridge Private Placement Shares, the Placement Agent Shares, the Exchange Shares and the Consultant Shares, the “IPO Shares” ), (vi) 880,000 shares of Common Stock issuable upon conversion of the principal and accrued interest of two convertible promissory notes in the aggregate principal amount of $201,200 in total, at a price of $0.23 per share, issued to certain Selling Stockholders on April 5, 2024 (the “Note Shares”), and (vii) up to 11,604,167 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”) sold in the Newbridge Private Placement Offering (the “Warrant Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Shares. It is understood that the opinions set forth below are to be used only in connection with the offer while the Registration Statement is effective.

In connection therewith, in rendering this opinion, we have examined and relied upon original, certified, conformed or other copies of (a) the Company’s Articles of Incorporation and Bylaws, as currently in effect, (b) resolutions of the Board of Directors of the Company, (c) the Registration Statement and the exhibits thereto, (d) form of Warrant, and (e) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company and filings made by the Company with the SEC.

420 Lexington Avenue, Suite 2446, New York, NY 10170 | 646-861-7891 12121 Wilshire Blvd., Suite 810, Los Angeles, CA 90025 | 818-930-5686

Idaho Copper Corporation February 14, 2025 Page 2 of 2

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(a)	the IPO Shares have been duly authorized by all necessary corporate action of the Company and when issued and sold by the Company, and delivered by the Company against payment therefor in accordance with their terms, in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;

(b)	The Note Shares have been duly authorized by all necessary corporate action of the Company and when issued and sold by the Company, and delivered by the Company against payment therefor in accordance with their terms, in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;

(c)	The Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(d)	The Warrant Shares, when issued upon exercise of the warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable

Our opinions set forth in the paragraph above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Nevada law, as such laws presently exist, and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule, or regulation relating to securities or to the sale or issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ The Crone Law Group, P.C.
THE CRONE LAW GROUP, P.C.